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                                 Exhibit 10.12

                                  AMENDMENT TO
                         PHELPS DODGE 1998 STOCK OPTION
                           AND RESTRICTED STOCK PLAN

         WHEREAS, Phelps Dodge Corporation (the "Corporation") adopted the Phelps Dodge 1998 Stock Option and Restricted Plan (the "Plan"); and

         WHEREAS, pursuant to Section 7 of the Plan, the Board of Directors retained the right to amend the Plan;

         NOW, THEREFORE, the Plan is amended as follows:

1. The fourth sentence of Section 5.4 of the Plan is deleted in its entirety and a new fourth sentence is inserted in lieu thereof, to read as follows:

         Without limiting the generality of the foregoing, the Committee may approve, pursuant to the foregoing sentence, provisions making installments exercisable (1) upon a Participant's Retirement (provided that, in the event that the Participant is retiring prior to his normal retirement date and such retirement is not determined by the Committee to be adverse to the Corporation, such acceleration shall be conditioned upon the execution by the Participant of a release in favor of the Corporation and its affiliates in a form acceptable to the Corporation), (ii) six months (or such greater or lesser period as the Committee shall in its discretion determine) from the date on which an Option is granted if such Option is granted in conjunction with the Participant's exercise of another Option (whether such Option is issued under this Plan or a Predecessor Plan) with Common Shares already owned by the Participant, (iii) not later than the date the Participant ceases to be employed by the Corporation if he ceases to be so employed within two years following a Change of Control of the Corporation, and
         (iv) at such time and for such period as the Committee deems appropriate, in the event of a Change of Control.

2. Section 6.4 of the Plan is amended to add a new sentence at the end thereof, to read as follows:

         Notwithstanding the foregoing, if a Participant incurs a tax liability in respect of an award of Restricted Stock prior to the time the Restricted Period would otherwise lapse hereunder (other than by reason of the election by the Participant under the Code to be taxed at the time of grant), the Restricted Period shall lapse on the date such tax liability arises with respect to the number of whole Common Shares having a Fair Market Value at such time no greater than the amount required to satisfy all tax withholding requirements applicable thereto (as determined in accordance with Section 9.3 hereof). Unless the Committee shall instruct otherwise, the Corporation shall withhold such released Common Shares to satisfy such withholding obligations.
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3. The second sentence of Section 9.3 of the Plan is deleted in its entirety and a new second sentence is inserted in lieu thereof, to read as follows:

         Subject to any required withholding of Common Shares pursuant to
         Section 6.4, the Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose, (i) to have Common Shares otherwise issuable or deliverable under the Plan withheld by the Corporation or (ii) to deliver to the Corporation previously acquired shares of Stock, in each case, having a Fair Market Value sufficient to satisfy all or part of the minimum amount of the Participant's total Federal, state and local tax withholding obligation associated with the transaction.

                  IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer as of the 4th day of May, 2000.

                                   PHELPS DODGE CORPORATION

                                   By:  /s/ DAVID PULATIE

                                   Title: SVP, Human Resources